Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES
AGREEMENT TO PURCHASE MEDALLION FOODS, INC.

St. Louis, MO, June 13, 2005 . . . Ralcorp Holdings, Inc. (NYSE:RAH) today announced that it has signed a definitive agreement to purchase Medallion Foods, Inc., a leading manufacturer of value brand and private label corn-based snack products including tortilla chips, corn chips and extruded corn products. Medallion had net sales of $42.8 million for the year ended December 31, 2004. Terms of the transaction have not been disclosed.

The transaction is expected to close on or before June 30, 2005, subject to customary conditions including the expiration or termination of the Hart-Scott-Rodino waiting period. Ralcorp will finance the acquisition primarily through borrowings under its existing $150 million revolving credit facility.

As a result of the transaction, Medallion will become a wholly owned subsidiary of Ralcorp and will operate as a part of the Ralston Foods cereal and snack business. Ralston Foods has a small presence in salty snacks through its private label snack mix products. Medallion’s products will greatly expand Ralcorp’s current product offerings in the growing snack food category. Medallion’s current management has an outstanding record of growing their business and will remain with Ralcorp. Medallion operates one manufacturing operation in Newport, Arkansas and employs approximately 270 employees.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

# # #

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, the Medallion acquisition will not occur if certain conditions of the definitive agreement to purchase Medallion Foods, Inc. are not satisfied.